Exhibit 10.2

RED HAT, INC.

Amendment to

Restricted Stock Award Agreement

WHEREAS, Red Hat, Inc. (the “Company”), a Delaware corporation, and Matthew Szulik (the “Employee”) entered into a Restricted Stock Award Agreement (the “Agreement), as of December 17, 2003, in connection with the grant by the Company to the Employee of an option to purchase 500,000 shares of the Company’s common stock, $.0001 par value per share at a per share exercise price of $0.50; and

WHEREAS, the Company and the Employee desire to amend the Agreement in certain respects; and

NOW, THEREFORE, the Agreement is amended as set forth below, effective as of December 30, 2005, only with respect to the shares subject to the Agreement that were not vested (i.e., were restricted shares) as of December 31, 2004. The Agreement shall be applied without regard to this Amendment with respect to the shares subject to the Agreement that were vested (i.e., were not restricted shares) as of December 31, 2004.

1. Section 1 is amended by the addition of the following at the end thereof:

The Employee may purchase the Restricted Shares only in accordance with the Employee’s election of Stock Option Exercise Dates executed in December, 2005 (the “Election”).

2. Section 3 is amended by deleting the last sentence thereof and substituting therefore the following:

The rights set forth in Section 1, and as limited by Sections 2 and 3, are cumulative and may be exercised only before the earlier of (a) the scheduled expiration date, which is ten (10) years from the date of this Agreement or (b) the date which is 120 days following Employee’s last day of employment, except as provided in the Employment Agreement between the Company and the Employee entered into effective July 24, 2002. For purposes of this Agreement, “disability” shall mean “permanent and total disability” as defined in Section 22(c)(3) of the Code, and “Change of Control” shall have the meaning set forth on Appendix 1.

3. A new Appendix 1 is added to read as follows:

APPENDIX 1

“Change of Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:

(a) Any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change of Control. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This paragraph (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(b) Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. However, if any Person or Group is considered to own 35% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change of Control;

(c) A majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(d) Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change of Control shall be deemed to occur under this paragraph (d) as a result of a transfer to:

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

For these purposes, the term “Person” shall mean an individual, Company, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Rule13d-5 of the Securities Exchange Commission, modified to the extent necessary to comply with Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Change of Control has occurred is being made.

IN WITNESS WHEREOF, the Company and the Employee have caused this Amendment to be executed effective as of the date set forth above.

RED HAT, INC.

December 31, 2005	By:	/s/ Mark E. Cook
VP and Treasurer

EMPLOYEE

December 20, 2005	/s/ Matthew Szulik
Matthew Szulik